Exhibit 10.2

CELLU TISSUE HOLDINGS, INC.

ANNUAL EXECUTIVE BONUS PROGRAM

§ 1

PURPOSE

The purpose of the Program is to give each Participant the opportunity to receive an annual bonus for each Fiscal Year payable in cash if, and to the extent, the Committee determines that the Performance Goals set by the Committee for such Participant for such year have been met.

§ 2

DEFINITIONS

Code. The term “Code” for purposes of this Program means the Internal Revenue Code of 1986, as amended from time to time.

Committee. The term “Committee” for purposes of this Program means the compensation committee of the Board of Directors of the Company or, for periods after the reliance period in Treas. Reg. § 1.162-27(f)(2) expires, if all the members of such committee fail to satisfy the requirements to be an “outside director” under § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

Company. The term “Company” for purposes of this Program means Cellu Tissue Holdings, Inc., a Delaware corporation and any successor to Cellu Tissue Holdings, Inc.

Covered Executive. A “Covered Executive” for purposes of this Program means for each Fiscal Year an executive of the Company whose compensation for such Fiscal Year is subject to the compensation deduction limitations under § 162(m) of the Code.

Fiscal Year. The term “Fiscal Year” for purposes of this Program means the Company’s fiscal year.

Participant. The term “Participant” for purposes of this Program means for each Fiscal Year each individual who is designated as such by the Committee under § 3.

Performance Criteria. The term “Performance Criteria” means (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth on such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total shareholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, or (18) the Company’s economic value added or changes in such value added.

Performance Goals. The term “Performance Goals” for purposes of this Program means the goal, or the combination of goals, set under § 4 by the Committee for each Participant for each Fiscal Year based on the Performance Criteria selected by the Committee for such Fiscal Year.

Program. The term “Program” means this Cellu Tissue Holdings, Inc. Annual Executive Bonus Program as in effect from time to time.

§ 3

PARTICIPATION

The Committee for each Fiscal Year shall have the right to designate any executive officer of the Company and any other employee of the Company who the Committee deems a key employee as a Participant in this Program for such Fiscal Year if (1) such designation is made no later than 90 days after the beginning of such Fiscal Year or (2) such designation is effective on the date an individual is first employed if he or she will be a key employee on the date he or she is first employed.

§ 4

PERFORMANCE GOALS

The Committee shall set in writing the Performance Goals for each Participant for each Fiscal Year based on such Performance Criteria as the Committee deems appropriate under the circumstances, and such Performance Goals shall be set (1) for each Participant described in §3(1) no later than 90 days after the beginning of such Fiscal Year and (2) for each Participant described in §3(2) no later than the end of the 30 day period which starts on the date he or she is first employed by the Company. The Committee shall have the right to use different Performance Criteria for different Participants, and the Committee shall have the right to set different Performance Goals for Participants whose goals look to the same Performance Criteria. The Performance Goals for a Participant may be based on company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or on any combination of such criteria or other criteria the Committee deems appropriate under the circumstances. A Performance Goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and the Committee may set more than one goal. No change may be made to a Performance Goal after the goal has been set. However, the Committee may express any goal in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances, such as including or excluding (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (3) the effects of tax or accounting changes. Finally, no Performance Goal shall be treated as satisfied under this § 4 until the Committee certifies that such goal has been satisfied in accordance with § 5.

§ 5

CERTIFICATION AND RIGHT TO PAYMENT

The Committee at the end of each Fiscal Year shall certify the extent, if any, to which the Performance Goals set for each Participant for such Fiscal Year have been met and shall determine the bonus payable to each Participant based on the extent, if any, to which he or she met his or her Performance Goals. However, the Committee shall have the right to reduce a Participant’s bonus as determined under this § 5 to the extent that the Committee acting in its discretion determines that such a reduction is appropriate. If the Committee certifies that a bonus is payable to a Participant for any Fiscal Year, such bonus shall be paid in cash as soon as practical after such certification has been made. However, no Participant shall have a right to the payment of a bonus for any Fiscal Year if his or her employment with the Company has terminated for any reason whatsoever before the date the bonus is actually paid unless the Committee in the exercise of its absolute discretion expressly waives this employment requirement; provided, however, if the Committee so waives this requirement for any Participant for any Fiscal Year, his or her bonus, if any, earned under this Program shall be paid no later than 2 1/2 months after the end of such Fiscal Year.

§ 6

BONUS CAP

No bonus shall be paid to any Participant for any Fiscal Year under this Program to the extent such bonus would exceed 200% of the Participant’s base salary paid to the Participant during such Fiscal Year or $2,000,000, whichever is less. However, the Committee shall have the discretion to set a lower cap on the bonus payable to any Participant for any Fiscal Year.

§ 7

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of the Company, and the Committee to the extent practicable shall do so to protect the Company’s right to deduct any bonus payable to a Covered Executive in light of § 162(m) of the Code.

§ 8

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this Program from time to time as the Committee deems necessary or appropriate and to terminate this Program if the Committee deems that such termination is in the best interest of the Company.

§ 9

MISCELLANEOUS

9.1. General Assets. Any bonus payable under this Program shall be paid exclusively from the Company’s general assets.

9.2. General Creditor Status. The status of each Participant with respect to his or her claim for the payment of a bonus under this Program shall be the same as the status of a general and unsecured creditor of the Company.

9.3. No Assignment. No Participant shall have the right to assign or otherwise alienate or commute all or any part of the bonus which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

9.4. No Contract of Employment. The designation of any individual as a Participant in this Program shall not constitute an agreement by the Company to employ any such individual for any period of time or affect the Company’s right to terminate his or her employment at any time and for any reason or for no reason.

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Russell C. Taylor

Title:	Chief Executive Officer and President

Date:	January 27, 2010